EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS
THIRD QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2009) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the third quarter and first nine months of 2009.  The Company will host an investor conference call on Tuesday, November 10, 2009 -- at 11:00 a.m. EST (see details below) to discuss its operating results and other topics of interest.

For the three months ended September 30, 2009, revenues approximated $13.5 million, compared with approximately $17.2 million in the third quarter of 2008.  Retail water sales were relatively unchanged at approximately $5.7 million, versus approximately $5.8 million in the prior-year quarter.  The volume of water sold was comparable in the third quarters of both 2008 and 2009.  Bulk water revenues declined 16% to approximately $6.7 million in the most recent quarter, compared with approximately $8.0 million in the year-earlier period.  Total gallons of water sold to bulk customers increased by 7% from the prior-year quarter, but revenues decreased due to a reduction in energy costs passed through to customers, as diesel and electricity prices were significantly lower in 2009 than in 2008.  Services revenues declined from approximately $3.4 million in the third quarter of 2008 to approximately $1.2 million in the third quarter of 2009, reflecting lower project construction activity in 2009.

Net income attributable to controlling interests declined 63% to $657,900, or $0.05 per diluted share, in the three months ended September 30, 2009, compared with $1,780,017, or $0.12 per diluted share, in the quarter ended September 30, 2008.  The decrease in net income during the most recent quarter was primarily due to increased losses recorded for the Company’s equity investment in OC-BVI, reflecting recent rulings by the Eastern Caribbean Supreme Court with respect to the litigation between OC-BVI and the British Virgin Islands government.

In spite of lower revenues, consolidated gross profit increased 9% to approximately $5.0 million, versus $4.6 million in the prior-year quarter.  Gross profit on retail revenues rose 9% to approximately $3.2 million (57% of revenues) in the quarter ended September 30, 2009, compared with approximately $3.0 million (51% of revenues) in the third quarter of 2008.  The improvement in gross profit percentage from 2008 to 2009 resulted from the annual inflation-related increase in base rate water prices that went into effect in the first quarter of 2009, reduced operating and maintenance costs, and lower energy prices.  Gross profit on bulk revenues increased 34% to approximately $1.4 million (21% of revenues), compared with approximately $1.0 million (13% of revenues) in the year-earlier period.  Bulk gross profits in Cayman benefited from (i) the expiration of the original contract for the Red Gate plant and the elimination of approximately $125,000 in amortization expense for the intangible asset associated with this contract and (ii) annual inflation-related increases in base water rates.  Gross profits were higher in the Company’s Bahamas operations due to improved operating efficiencies at the Windsor and Blue Hills plants in Nassau, New Providence.  Bulk segment gross profits also benefited from a reduction in diesel and electricity prices.  Gross profit on Services revenues decreased by 33% to approximately $0.4 million in the three months ended September 30, 2009, versus approximately $0.6 million in the three months ended September 30, 2008.  The decline reflects lower construction revenues, partially offset by fees earned on the Company’s services contract for the Tynes Bay, Bermuda plant.

General and administrative expenses on a consolidated basis increased 25% to approximately $2.7 million (vs. approximately $2.1 million), primarily due to higher employee salaries, increased professional fees, bank charges related to currency conversion fees, and costs to bid new projects.

Interest income was relatively unchanged at $311,990 in the third quarter of 2009, compared with $326,880 in the year-earlier quarter.  Interest expense declined slightly to $417,316 in the quarter ended September 30, 2009, versus $436,077 in the quarter ended September 30, 2008.

The Company recorded losses from its investment in its OC-BVI affiliate in the British Virgin Islands of approximately $1.6 million in the most recent quarter, compared with approximately $0.6 million in the prior-year period.  The increase in the loss reflects impairment losses recorded by the Company and OC-BVI as a result of the recent rulings of the Eastern Caribbean Supreme Court with respect to the litigation between OC-BVI and the British Virgin Islands government.

For the nine months ended September 30, 2009, revenues approximated $44.8 million, compared with approximately $49.3 million in the first nine months of 2008.  Retail water sales increased 3% to approximately $18.4 million, versus approximately $17.9 million in the corresponding period of the previous year.  A 2% increase in volume of water sold, along with price increases related to inflation adjustments, more than offset a decrease of approximately $913,000 in revenues attributable to the pass-through of lower energy costs to customers.  Bulk water revenues declined 14% to approximately $19.5 million in the first nine months of 2009, compared with approximately $22.6 million in the year-earlier period.  Total gallons of water sold to bulk customers increased by 3%, but revenues decreased due to a reduction in energy costs passed through to customers.  Services revenues declined 22% to approximately $6.9 million in the nine months ended September 30, 2009, compared with approximately $8.8 million in the nine months ended September 30, 2008, due to lower project construction activity, partially offset by fees from the Company’s services contract for the Tynes Bay plant in Bermuda.

Net income attributable to controlling interests increased 30% to $7,075,657, or $0.49 per diluted share, in the nine months ended September 30, 2009, compared with $5,433,513, or $0.37 per diluted share, in the first nine months of 2008.  The Company recorded a loss from its investment in OC-BVI of approximately $2.8 million in the nine months ended September 30, 2009, compared with prior-year losses of approximately $1.8 million.  The increase in the loss from the investment in OC-BVI reflects the above-mentioned recent rulings of the Eastern Caribbean Supreme Court.

“Our gross profit margins continued to improve in both our retail and bulk water segments during the third quarter and first nine months of 2009, although a reduction in the amount of project construction activity hurt third quarter gross profits in the services business segment and caused operating income to decline slightly from prior-year levels for the quarter,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “We are pleased with the improvements in operating efficiencies that we have been able to achieve in our Bahamas operations and with the operating performance of the Company, in general.”

“While growth in water volumes sold has slowed due to the impact of the economic recession upon tourism throughout the Caribbean Basin, we are still running ahead of last year and remain optimistic regarding the long-term demand for water in our various markets.  Bidding activity for new water projects remains active, as population growth increases demand and more governments confront the impact of pollution upon traditional non-desalination sources of drinking water.”

“During the current quarter, we recorded an impairment loss for our investment in OC-BVI of $160,000,” continued Mr. McTaggart.  “OC-BVI also recorded an impairment loss for its Baughers Bay-related fixed assets of approximately $2.1 million that greatly increased the loss we recorded for the quarter from our investment in this affiliate.  Both of these impairment losses resulted from the recent rulings by the Eastern Caribbean Supreme Court with respect to the litigation between OC-BVI and the British Virgin Islands government.  However, our OC-BVI losses are non-cash in nature and do not adversely affect our cash position or our ability to fund projects.  Although we lost our counterclaim for plant expansion costs in the most recent ruling, the Court ordered the BVI government to pay OC-BVI at the rate of $13.91 per thousand imperial gallons for water produced by OC-BVI from December 21, 2007 to present.  This amounts to a total recovery for OC-BVI of $10.1 million as of September 30, 2009, excluding any interest that may be due.  Because OC-BVI continues to account for revenues on a cash basis, it will not recognize as revenue the $10.1 million payment ordered by the Court until such amount is paid by the BVI government.”

“Our financial position remains strong.  As of September 30, 2009, cash and cash equivalents exceeded $41 million, working capital approximated $50 million, our current ratio stood at a healthy 7.0-to-1.0, and long-term debt of $21.4 million (including current portion) was equivalent to only 17% of our stockholders’ equity of approximately $126 million,” concluded Mr. McTaggart.

The Company will host a conference call at 11:00 a.m. EST on Tuesday, November 10, 2009.  Stockholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EST on November 10, 2009.   A replay of the conference call will be available one hour after the call through November 17, 2009 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 435557.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,235,590	$36,261,345
Accounts receivable, net	11,574,653	13,911,312
Inventory	1,592,494	1,617,484
Prepaid expenses and other current assets	2,259,869	1,444,445
Current portion of loans receivable	1,241,174	768,803
Total current assets	57,903,780	54,003,389

Property, plant and equipment, net	56,313,495	58,937,980
Construction in progress	6,251,775	6,157,958
Costs and estimated earnings in excess of billings - construction project	386,707	7,377,554
Inventory non-current	3,585,856	2,971,949
Loans receivable	11,216,982	1,560,420
Investment in and loan to affiliate	12,120,482	14,371,312
Intangible assets, net	1,956,742	2,144,162
Goodwill	3,587,754	3,587,754
Other assets	3,373,586	3,544,096
Total assets	$156,697,159	$154,656,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,751,299	$7,310,327
Dividends payable	1,152,412	1,006,414
Current portion of long term debt	1,298,484	1,229,071
Total current liabilities	8,202,195	9,545,812
Long term debt	20,146,542	21,129,269
Other liabilities	508,280	430,717
Total liabilities	28,857,017	31,105,798
Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 17,233 and 17,366 shares, respectively	10,340	10,420
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,537,950 and 14,529,360 shares, respectively	8,722,770	8,717,616
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	80,874,934	80,461,942
Retained earnings	36,434,034	32,340,077
	126,042,078	121,530,055
Noncontrolling interests	1,798,064	2,020,721
Total stockholders’ equity	127,840,142	123,550,776
Total liabilities and stockholders’ equity	$156,697,159	$154,656,574

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Retail water revenues	$5,659,390	$5,833,347	$18,418,103	$17,855,530
Bulk water revenues	6,687,836	8,002,586	19,526,044	22,648,443
Services revenues	1,178,833	3,368,660	6,900,965	8,834,766

Total revenues	13,526,059	17,204,593	44,845,112	49,338,739

Cost of retail revenues	2,421,740	2,862,070	7,390,251	8,209,513
Cost of bulk revenues	5,302,535	6,968,547	15,239,258	19,620,430
Cost of services revenues	765,716	2,748,715	3,611,992	7,440,300

Total cost of revenues	8,489,991	12,579,332	26,241,501	35,270,243

Gross profit	5,036,068	4,625,261	18,603,611	14,068,496

General and administrative expenses	2,671,169	2,128,654	7,842,434	6,754,902

Income from operations	2,364,899	2,496,607	10,761,177	7,313,594

Other income (expense):
Interest income	311,990	326,880	620,663	1,097,120
Interest expense	(417,316)	(436,077)	(1,287,369)	(1,325,184)
Other income	50,337	32,767	143,600	77,534
Equity in earnings (loss) of affiliate	(1,582,248)	(639,546)	(2,780,270)	(1,772,570)

Other income (expense), net	(1,637,237)	(715,976)	(3,303,376)	(1,923,100)

Consolidated net income	727,662	1,780,631	7,457,801	5,390,494
Income (loss) attributable to non-controlling interests	69,762	614	382,144	(43,019)

Net income attributable to controlling interests	$657,900	$1,780,017	$7,075,657	$5,433,513

Basic earnings per common share	$0.05	$0.12	$0.49	$0.37
Diluted earnings per common share	$0.05	$0.12	$0.49	$0.37
Dividends declared per common share	$0.075	$0.065	$0.205	$0.195

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,537,041	14,523,016	14,533,097	14,516,869
Diluted earnings per share	14,611,601	14,543,485	14,583,250	14,538,785